===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CITATION CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  REGISTRANT
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

       Citation Corporation
       No. 2 Office Park Circle
       Suite 204
       Birmingham, Alabama 35223
       (205) 871-5731


                                 January 11, 1999



       To Our Shareholders:

            You are cordially invited to attend the 1999 Annual Meeting of Shareholders which will be held at 11:00 a.m. on Tuesday, February 16, 1999, at SouthTrust Bank of Alabama's auditorium on the eighth floor of the SouthTrust Tower, located at 420 North 20th Street, Birmingham, Alabama 35203.

            Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Annual Meeting and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

            It is important that your shares be represented at the meeting. Whether you plan to attend or not, we hope that you will complete and return your Proxy in the enclosed prepaid envelope as promptly as possible.

            We look forward to seeing you at the shareholders meeting.

                                           Yours very truly,

                                           /s/ T. Morris Hackney

                                           T. Morris Hackney
                                           Chairman

                             CITATION CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               February 16, 1999

     The Annual Meeting of Shareholders of Citation Corporation, a Delaware corporation (the "Company"), will be held at SouthTrust Bank of Alabama's auditorium on the eighth floor of the SouthTrust Tower, located at 420 North 20th Street, Birmingham, Alabama, on Tuesday, February 16, 1999 at 11:00 a.m. Central Standard Time.

     At the Annual Meeting shareholders will consider and act upon the following matters:

     1. The election of eight directors, each director to hold office until his successor is elected and qualified.

     2. An amendment to the Company's Employee Stock Purchase Plan authorizing an additional 500,000 shares.

     3.   Ratification of the appointment of the Company's independent auditors.

     4. The transaction of such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on December 18, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting.

                                    By Order of the Board of Directors

                                    /s/ Stanley B. Atkins
                                    -----------------------------------

                                    STANLEY B. ATKINS
                                    Vice President and Secretary

WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING AND TO ASSURE A QUORUM. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DETERMINE TO ATTEND THE MEETING.

                             CITATION CORPORATION
                        2 OFFICE PARK CIRCLE, SUITE 204
                           BIRMINGHAM, ALABAMA 35223
                               ----------------


                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of Citation Corporation (the "Company"), to be voted at the annual meeting of shareholders, which will be held on February 16, 1999. A copy of the Annual Report of the Company for the fiscal year ended September 27, 1998, and a form of proxy for use at the meeting are enclosed with this Proxy Statement. It is anticipated that this Proxy Statement and the enclosed proxy will be first mailed to shareholders on or about January 11, 1999.

                              GENERAL INFORMATION
PROXY

     Shareholders are requested to execute and return the enclosed proxy in the accompanying envelope. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company, by granting a subsequent proxy, or by appearing in person and voting at the annual meeting. Proxies that are returned properly executed, and not revoked, will be voted in accordance with the shareholders' directions specified on the proxy. Where no direction is specified, proxies will be voted FOR each of the nominees for directors and FOR the other proposals. If any other matters properly come before the meeting, proxies will be voted by the persons named in the proxy in accordance with their best judgment.

RECORD DATE AND VOTING SECURITIES

     Shareholders of record at the close of business on December 18, 1998 are entitled to notice of, and to vote at, the annual meeting. As of December 18, 1998, there were 17,889,113 shares of the Company's common stock issued and
outstanding, and entitled to vote.   The holders of common stock, the only class
of voting stock of the Company outstanding, are entitled to one vote per share, exercisable in person or by proxy, for the election of directors and all other matters.

     A majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The election of directors requires the vote of a plurality of the shares present or represented and entitled to vote on the election of directors. The proposal to amend the Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares outstanding, and the ratification of independent auditors requires a majority of the votes cast. Proxies marked as abstentions or as broker non-votes (that is, shares held in street name for which proxies have been designated as not voted) will be treated as shares present for purposes of determining whether a quorum is present. Broker non-votes are not considered entitled to vote and will not be counted as votes cast. An abstention or a proxy instructing that a vote be withheld is considered a negative vote.

EXPENSES OF SOLICITATION

     The cost of soliciting proxies is paid by the Company. Solicitation is being made principally by mail; solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's stock. In addition, the Company has engaged Corporate Communications, Inc. to deliver proxy materials to, and solicit proxies from, these institutions. Corporate Communications, Inc. will receive a fee of approximately $4,000 for its solicitation services and will be reimbursed for printing costs, postage and freight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 18, 1998, certain information with respect to the Company's common stock owned beneficially by each person known by the Company to be a beneficial owner of more than five percent of the issued and outstanding common stock of the Company.


                                                 SHARES               PERCENTAGE
                                              BENEFICIALLY            OF COMMON
       BENEFICIAL OWNER                         OWNED/(1)/              STOCK
--------------------------------            ----------------       ----------------
T. Morris Hackney                               5,808,200/(2)(3)/       32.4%
Chairman and Nominee
2 Office Park Circle, Suite 204
Birmingham, Alabama  35223

Drummond Company, Inc.                          5,336,400/(3)/          29.7%
P. O. Box 10246
530 Beacon Parkway West
Birmingham, AL  35202

Skyline Asset Management L.P.                   1,388,000/(4)/           7.5%
311 South Wacker Drive
Suite 4500
Chicago, Illinois  60606

Hugh G. Weeks                                   1,349,821/(3)(5)/        7.5%
Director
2 Office Park Circle, Suite One
Birmingham, Alabama  35223


(1) For purposes of this table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on the basis of 17,889,113 shares outstanding, plus 60,000 shares issuable pursuant to options exercisable within 60 days. Beneficial ownership reflects sole voting and investment power unless otherwise noted.

(2) Includes 50,000 shares that may be acquired pursuant to stock options exercisable within 60 days, and 338,000 shares owned by the Hackney Charitable Foundation, of which Mr. Hackney is an officer and a director with shared voting and investment power. Also includes 14,400 shares owned by trusts for the benefit of Mr. Hackney's minor children and 400,000 shares owned by his spouse, as to all of which he disclaims beneficial ownership. Also includes 4,000,000 shares subject to a Call Option Agreement with Drummond Company, Inc.; see note 3 below.

(3) Drummond Company, Inc. has reported in a Schedule 13D filed as of November 16, 1998 with the Securities and Exchange Commission ("SEC") that it is the beneficial owner of 5,336,400 shares, comprised of 4,000,000 shares which Drummond has the option, exercisable until March 6, 1999, to purchase from Mr. Hackney for a purchase price of $20 per share pursuant to a Call Option Agreement dated November 6, 1998 (the "Call Option Agreement"), and 1,336,400 shares which Drummond has agreed to purchase from Mr. Weeks for a purchase price of $15 per share.

     The amount shown does not include an additional 1,005,800 shares that are subject to Drummond's right of first refusal. Under the Call Option Agreement, Drummond will have a right of first refusal with respect to the 1,005,800 shares of common stock held by Mr. Hackney that are not covered by Drummond's option to purchase, subject to the consent of the Company's lenders. Drummond's 13D filing indicates that "until the receipt by Hackney or the Company of a consent or acknowledgment from its lenders that the granting of such right does not constitute an event of default under Citation's bank credit facility, this right of first refusal is not effective, and Drummond therefore disclaims beneficial ownership of the shares subject to such right of first refusal in accordance with Securities and Exchange Commission Rule 13d-4."

     Also see the additional discussion under the heading "Changes in Control" on page 5 hereafter.

(4)  As indicated in Schedule 13F filed as of September 30, 1998.

(5) Includes 10,000 shares that may be acquired pursuant to stock options exercisable within 60 days under the Company's Non-Qualified Stock Option Plan for Non-Employee Directors. Mr. Weeks has agreed to sell 1,336,400 shares to Drummond Company, Inc.; see note 3 above.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of December 18, 1998, certain information with respect to the Company's common stock owned beneficially by each director, each nominee for election as a director, each executive officer of the Company named in the Summary Compensation Table on page 10, and all executive officers and directors as a group.



                                                  SHARES               PERCENTAGE
                                              BENEFICIALLY             OF COMMON
         BENEFICIAL OWNER                       OWNED/(1)/               STOCK
-------------------------------               ---------------        --------------
George N. Booth                                   7,000                    *
Nominee

A. Derrill Crowe                                 62,297/(2)/               *
Director and Nominee

Franklyn Esenberg                                35,750/(3)/               *
Director

William W. Featheringill                        113,421/(2)/               *
Director and Nominee



                                                  SHARES               PERCENTAGE
                                              BENEFICIALLY             OF COMMON
         BENEFICIAL OWNER                       OWNED/(1)/               STOCK
-------------------------------               ---------------        --------------
T. Morris Hackney                                5,808,200/(4)/          31.9%
Chairman and Nominee

Frank B. Kelso, II                                  11,000/(2)/           *
Director and Nominee

John W. Lawson                                      30,500/(5)/           *
Vice President, Automotive Group

Virgil C. Reid                                      43,589/(6)/           *
Vice President, Special Foundry Group

Van L. Richey                                       14,535/(2)/          *
Director and Nominee

Timothy L. Roberts                                  85,648/(7)/          *
Vice President, Aerospace and Technology
Groups

Frederick F. Sommer                                134,875/(8)/          *
President, Chief Executive Officer
Director and Nominee

R. Conner Warren                                   895,300/(9)/         4.9%
Executive Vice President and
Chief Administration Officer,
Director and Nominee

Hugh G. Weeks                                    1,349,821/(2)(11)/     7.4%
Director

Current directors and executive
officers as a group                              8,585,936/(10)/       47.2%

-------------------
* less than 1%

(1) For purposes of this table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act, on the basis of 17,889,113 shares outstanding, plus 316,875 shares issuable pursuant to options exercisable within 60 days. Beneficial ownership reflects sole voting and investment power unless otherwise noted.

(2) Included in the number of shares beneficially owned by Dr. Crowe, Mr. Featheringill, Admiral Kelso, Mr. Richey and Mr. Weeks are 10,000 shares each that non-employee directors have the right to acquire within 60 days pursuant to stock options granted under the Company's Non-Qualified Stock Option Plan for Non-Employee Directors.

(3) Includes 10,000 shares that may be acquired pursuant to stock options exercisable within 60 days.

(4) Includes 50,000 shares that may be acquired pursuant to stock options exercisable within 60 days, and 338,000 shares owned by the Hackney Charitable Foundation, of which Mr. Hackney is an officer and a director with shared voting and investment power. Also includes 14,400 shares owned by trusts for the benefit of Mr. Hackney's minor children and 400,000 shares owned by his spouse, as to all of which he disclaims beneficial ownership. Also includes 4,000,000 shares subject to a Call Option Agreement with Drummond Company, Inc.; see note 3 below.

(5) Includes 6,250 shares that may be acquired pursuant to stock options exercisable within 60 days.

(6) Includes 1,875 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 21,907 shares owned by Mr. Reid's spouse, as to which he disclaims beneficial ownership.

(7) Includes 42,125 shares that may be acquired pursuant to stock options exercisable within 60 days.

(8) Includes 104,125 shares that may be acquired pursuant to stock options exercisable within 60 days.

(9) Includes 52,500 shares that may be acquired pursuant to stock options exercisable within 60 days. Also includes 20,000 shares owned by Mr. Warren's spouse and 8,000 shares owned by his children, as to all of which he disclaims beneficial ownership.

(10) Included in the number of shares beneficially owned by current directors and executive officers as a group is an aggregate 316,875 shares that may be acquired pursuant to stock options exercisable within 60 days.

(11) Mr. Weeks has agreed to sell 1,336,400 shares to Drummond Company, Inc.; see note 3 on page 3.

CHANGES IN CONTROL

     Drummond Company, Inc. ("Drummond") has entered into a Call Option Agreement with Mr. Hackney, chairman of the Board of Directors of the Company, dated November 6, 1998 (the "Call Option Agreement"), pursuant to which Drummond has the option to purchase 4,000,000 shares of Citation common stock from Mr. Hackney at a price of $20 per share. Under the Call Option Agreement, Drummond has until March 6, 1999 to exercise its option. In addition, Drummond has agreed to purchase 1,336,400 shares of Citation common stock from Mr. Weeks, a former employee and a member of the Company's Board of Directors, at $15 per share. Upon the completion of these transactions, assuming Drummond exercises its option, Drummond would hold 5,336,400 shares, or approximately 29.8%, of the outstanding common stock of Citation.

     The Call Option Agreement also provides that Drummond will have a right of first refusal with respect to the approximately 1,005,800 shares of Citation common stock held by Mr. Hackney that are not subject to Drummond's option to purchase; provided that such right of first refusal is subject to the consent of the lenders under the Company's bank credit facility. The Company's credit facility has a covenant prohibiting a change in control in excess of 30% of the Company's outstanding stock. Neither the Company nor Mr. Hackney has requested any waiver of the covenant or other consent of the lenders to further acquisitions by Drummond. In its Schedule 13D as filed with the SEC on November 16, 1998, Drummond indicated that it has agreed not to acquire additional shares of Citation common stock if such additional acquisition would constitute an event of default under the credit facility, but that subject to this agreement, Drummond may consider making additional purchases of Citation common stock either in the open market or in private transactions.

     Drummond's 13D filing also states that upon its purchase of Mr. Weeks's shares for a price of $20,146,000, and in the event Drummond exercises its option to purchase the shares from Mr. Hackney for $80,000,000, Drummond will have paid a total of $100,146,000 for the 5,336,400 shares of Citation common stock. Drummond further disclosed in its SEC filing that its source of funds for these transactions will be general working capital, although Drummond may borrow funds under its bank line of credit with Citibank to pay all or a portion of the purchase price for such shares.

     The Company's Board of Directors appointed a special committee of independent directors (the "Special Committee") to review the Company's response to the above events. On November 25, 1998, upon recommendation of the Special Committee, the Company adopted a shareholder rights plan (the "Shareholder Rights Plan") and designated 300,000 shares of its 5,000,000 authorized shares of preferred stock as Series A Junior Participating Preferred Stock (the "Preferred Stock"). In connection with the adoption of the Shareholder Rights Plan, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock to all stockholders of record as of December 7, 1998. The Rights will not become exercisable, and will continue to trade with the underlying common stock, unless a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. Each Right entitles the holder to purchase one one-hundredth of a share of the Company's newly created Preferred Stock at an exercise price of $45 per one one-hundredth of a share. The Rights will expire on November 25, 2008.

     In the event that any person or group acquires 15% or more of the Company's outstanding common stock, each holder of a Right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of common stock (or other equivalent security such as the Preferred Stock) having a market value equal to twice the exercise price. Pursuant to the Shareholder Rights Plan, the shares held by Mr. Hackney and the related option granted to Drummond are grandfathered. However, any exercise by Drummond of such option which results in Drummond's direct ownership of more than 15% of the Company's outstanding common stock, without the prior approval of the Company's Board of Directors, would trigger the Rights issued under the Shareholder Rights Plan. The Company adopted the Shareholder Rights Plan because it wants any third party investor wishing to purchase more than 15% of the Company's stock to fully discuss its intentions with the Company's Board of Directors so that the Board will be in a position to act in the best interest of the Company's employees and stockholders.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     At this annual meeting, a proposal will be considered that will amend the Company's Employee Stock Purchase Plan to increase the number of shares available for grant under the Plan. All executive officers of the Company except Mr. Hackney are presently eligible for participation in the Plan. Mr. Sommer, who is a director, director nominee and executive officer, and Messrs. Roberts, Reid, and Lawson, who are executive officers named in the Summary Compensation Table on page 10, are presently participants in the Plan and will be eligible for future participation in the Plan. Mr. Sommer is one of the 746 employees, a portion of whose September 1998 subscriptions under the Plan include shares that are conditionally subscribed, subject to shareholder approval of the Plan amendment at this meeting; in the event the shareholders do not approve the amendment, all such employee subscriptions will be reduced on a pro rata basis.


                                 ITEM NUMBER 1
                             ELECTION OF DIRECTORS

     At the annual meeting, eight directors will be elected to hold office until their successors are elected and qualified. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. The election of each director requires the affirmative vote of a plurality of the shares present or represented and entitled to vote on the election of directors.

     All nominations for membership on the Board of Directors originated with the Board of Directors. It is believed that all such nominees are available for election. If any are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND NOMINEES

     All the nominees listed below are now directors of the Company and have served continuously in that capacity since their first election or appointment, except Mr. Booth, for whom this is the first nomination. The Company's bylaws provide for a minimum of one and a maximum of fifteen directors, with the number of directors to be determined by the Board. The Board of Directors has presently fixed the number of directors at eight; this is a reduction from the nine-member board the Company has had since late 1996, and reflects completion of the Company's commitment pursuant to its 1996 acquisition of Interstate Forging Industries, Inc. ("Interstate"), that the chairman of Interstate's board would be nominated for election to the Company's Board of Directors each year until the 1999 annual meeting.

     The following is a brief summary of each nominee's business experience during at least the past five years, unless otherwise indicated, and other directorships held.

GEORGE N. BOOTH

          Mr. Booth, age 59, was formerly General Manager of Ford Motor Company's casting and forging operations. Since his retirement in 1994 after a 32-year career with Ford, Mr. Booth has been the owner and principal of GNB, Inc., a company providing consulting services to the casting industry. He is a director of Digitron, Inc. of Dayton, Ohio, and Alloy Engineering & Casting Co., of Champaign, Illinois. A past President of the American Foundrymen's Society (AFS), the Foundry Educational Foundation and the International Committee of Foundry Technical Associations, he was the 1991 recipient of the AFS Gold Medal award for service to the foundry industry.

                                                            Nominated for 1999

A. DERRILL CROWE

          Dr. Crowe, age 61, is a retired physician and has been the Medical Director of the Alabama Kidney Stone Foundation since 1985. Dr. Crowe has also been President, Chief Executive Officer and Chairman of the Board of Directors of MAI Holdings, Inc.,* since 1976.

                                                            Director since 1994

WILLIAM W. FEATHERINGILL

          Mr. Featheringill, age 55, has been President and a member of the Board of Directors of Private Capital Corporation, a private investment company, since 1973, and Chairman of Electronic Healthcare Systems, Inc., a computer systems company, since 1995. Mr. Featheringill was a co-founder and President of Complete Health Services, Inc., a health maintenance organization, until that company was sold in 1994. He was the founder and Chairman and Chief Executive Officer of MACESS Corporation, a computer software and services company, until the company was sold in 1995. Mr. Featheringill is also a director of BioCryst Pharmaceuticals, Inc.*

                                                            Director since 1994

T. MORRIS HACKNEY

          Mr. Hackney, age 66, is Chairman of the Board of the Company. He founded the Company in 1974 and served as its Chief Executive Officer from 1974 until August 1998. In addition, Mr. Hackney held the position of President of the Company from 1974 until July 1996, when Mr. Sommer joined the Company. Mr. Hackney is also a director of Alabama National Bancorporation* and Meadowcraft, Inc.*

                                                            Director since 1974

FRANK B. KELSO II

          Admiral Kelso, age 65, was Chief of Naval Operations for the United States Navy from 1990 until his retirement in 1994. From 1988 to 1990, he was Commander-in-Chief, United States Atlantic Command and Supreme Allied Commander, Atlantic; he served from 1986 to 1988 as Commander-in-Chief of the Atlantic Fleet, and from 1985 to 1986 as Commander of the Sixth Fleet.

                                                            Director since 1994

VAN L. RICHEY

          Mr. Richey, age 48, has been President and Chief Executive Officer of American Cast Iron Pipe Company ("ACIPCO") since 1989. He joined ACIPCO in 1976 and served in several sales positions until he became Vice President-Sales and Secretary in 1986. Mr. Richey is also a director of SouthTrust Corporation.*

                                                            Director since 1994

FREDERICK F. SOMMER

          Mr. Sommer, age 55, has served as President of the Company since July 1996 and as Chief Executive Officer since August 1998. He was Chief Operating Officer of the Company from July 1996 to August 1998. He was formerly with Automotive Industries, Inc., as its President and Chief Operating Officer from 1992 to 1994, and as its President and Chief Executive Officer from 1994 to 1996. He continued in that position after

          Automotive Industries, Inc. was acquired by Lear Corporation in
          1995, and also served as a Senior Vice President of Lear Corporation, until joining the Company in July 1996.

                                                             Director since 1996

R. CONNER WARREN

          Mr. Warren, age 54, has served as Executive Vice President of the Company since 1979, and as Chief Administrative Officer since 1998. He joined the Company in 1975, shortly after its founding. Since that time, Mr. Warren has served the Company in various capacities. He is a past president of the American Foundryman's Society and of the American Cast Metals Association and is currently the U.S. representative to the International Association of Foundry Technical Associations and a member of its executive board.

                                                            Director since 1975
* A company having a class of stock registered under the Securities Exchange Act of 1934.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

     The Board of Directors held four formal meetings during the fiscal year ended September 27, 1998. All incumbent directors attended at least 75% of the board and committee meetings held during the year.

     The Executive Committee of the Board of Directors consists of Mr. Hackney, Mr. Warren, Mr. Sommer, and Mr. Richey. Pursuant to authority granted under the Company's bylaws, the Executive Committee is empowered to act for the Board of Directors until further action of the Board and to exercise certain powers of the Board of Directors when the Board is not in session. The Executive Committee does not have the power to amend the bylaws, fill vacancies in the Board, appoint the Company's independent accountants, set compensation of employees, award stock options, or act on any other matter that requires the action of the full Board or another committee. The Executive Committee did not formally convene during fiscal 1998, but took action by unanimous written consent on a number of occasions.

     The Audit Committee of the Board of Directors in fiscal 1998 consisted of Mr. Featheringill, Dr. Crowe, and Mr. Weeks. The Audit Committee is charged with recommending to the Board of Directors the independent accountants to be selected as the Company's auditors, reviewing the audit plan, financial statements and audit results, reviewing with internal and independent auditors the accounting practices and policies, and overall accounting and financial controls, and conducting an appropriate review of all related party transactions and potential conflict of interest situations. The committee met formally one time during the 1998 fiscal year.

     The Compensation Committee of the Board of Directors consists of Dr. Crowe, Admiral Kelso, and Mr. Richey. The committee held one formal meeting during the 1998 fiscal year. The Compensation Committee is responsible for review of the compensation of all employees of the Company except non-salaried workers, the approval or alteration of the Company's bonus plan, and approval or alteration of the chief executive officer's compensation. This Committee also administers the Company's Incentive Award Plan and Employee Stock Purchase Plan, and acts on such other matters as the Board may request or direct.

EXECUTIVE COMPENSATION

     The following tables and charts set forth information with respect to benefits made available, and compensation paid or accrued, by the Company during the last three fiscal years for services by each of the persons who served as chief executive officer of the Company during the fiscal year ended September 27, 1998 and the other four highest paid executive officers of the Company who were serving as such at the end of such fiscal year whose total salary and bonus exceeded $100,000 during such fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                          Compensation         All Other
                                       Annual Compensation                   Awards          Compensation/(2)/
                                   ---------------------------------------------------------------------------
                                                                            Securities
      Name and                        Fiscal                                Underlying
  Principal Position                   Year       Salary       Bonus         Options/(1)/
----------------------               --------   -----------  ----------     ------------
T. Morris Hackney                      1998     $322,000     $427,951             -0-         $125,465
Chairman of the Board (3)              1997      208,000      439,160             -0-          132,201
                                       1996      208,000      316,472             -0-           13,905

Frederick F. Sommer                    1998     $253,000     $427,951          16,500         $ 15,550
President and Chief Executive          1997      234,000      415,160             -0-              -0-
 Officer (3)                           1996       49,500          -0-         100,000              -0-

R. Conner Warren                       1998     $194,000     $285,301          10,000         $ 15,550
Executive Vice President               1997      156,000      298,298             -0-           23,884
and Chief Administrative Officer       1996      156,000      237,354             -0-           11,355

Timothy L. Roberts                     1998     $142,904     $218,527           8,500         $ 12,952
Vice President, Aerospace and          1997      135,142      278,874             -0-           23,686
 Technology Groups                     1996      130,000      144,899             -0-           10,435

Virgil C. Reid                         1998     $146,000     $185,904           7,500         $ 13,100
Vice President, Special                1997      141,431      147,065             -0-           22,840
Foundry Group                          1996      135,200      168,772             -0-           10,335

John W. Lawson                         1998     $ 86,490     $ 78,448          25,000         $  7,474
Vice President, Automotive Group

(1) The Company's Incentive Award Plan provides for grants of restricted stock and stock appreciation rights, but no such awards have been made.

(2) The amounts shown in this column consist of Company contributions to the Company's 401(k) Retirement Plan and Company contributions to the Company's Deferred Compensation Plan. For Mr. Hackney, this amount also includes for the last fiscal year $103,415 in dollar value of premiums paid by the Company for his benefit, for split-dollar life insurance with respect to term life insurance and to premium amounts unrelated to term life insurance coverage. On termination of the insurance policy the beneficiaries are obligated by contract to refund to the Company all premiums paid. The aggregate dollar amount of perquisites and other personal benefits provided to each officer is less than $50,000 or 10% of the total annual salary and bonus of such officer.

(3) Mr. Hackney served as Chief Executive Officer of the Company until August 1998, when Mr. Sommer was named to that position.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants during fiscal 1998 to the named executive officers.


                                                     Individual Grants
                                 -----------------------------------------------------------
                                                   Percent of
                                                      Total
                                                     Options
                                                   Granted to        Exercise
                                                    Employees           or                       Grant Date
                                  Options           In Fiscal          Base       Expiration      Present
       Name                      Granted(1)         Year (2)        Price (3)        Date          Value/(4)/
-------------------------------------------------------------------------------------------------------------

T. Morris Hackney                    -0-                 0%         N/A           N/A           N/A

Frederick F. Sommer               16,500               6.6%        17.328        12-11-07      $158,730

R. Conner Warren                  10,000               4.0%        17.328        12-11-07      $ 96,200

Timothy L. Roberts                 8,500               3.4%        17.328        12-11-07      $ 81,770

Virgil C. Reid                     7,500               3.0%        17.328        12-11-07      $ 72,150

John W. Lawson                    25,000               9.9%         19.44         2-17-08      $277,750



(1) All options described above were granted on December 11, 1997, except that options were granted to Mr. Lawson on February 17, 1998. All such options were granted under the Company's 1994 Incentive Award Plan, and expire ten years after the date of grant. Such options are first exercisable with respect to 25% of the aggregate amount granted on each anniversary of the date of grant for each of the four years following the grant.

(2) Based on 252,000 options granted to all employees during the fiscal year ended September 27, 1998.

(3) Options are exercisable at fair market value on the date of grant. In the case of persons owning more than 10% of the Company's outstanding stock, the exercise price is 110% of fair market value on the date of grant.

(4) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume no dividend yield, a ten year expected life, an expected volatility rate of 39.40%, and risk-free interest rates of 5.67% and 5.97%, depending on grant date. The options were not discounted to reflect the vesting periods. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information on option exercises and the aggregate value of unexercised stock options held by the named executive officers as of September 27, 1998. No stock appreciation rights are held by any such officer.

                                                                                           Value of Unexercised
                                                             Number of                          In-the-Money
                           Shares                      Unexercised Options/SARs                 Options/SARs
                          Acquired                         at Fiscal Year End              at Fiscal Year End/(1)/
                             on           Value        -----------------------------   -----------------------------
     Name                  Exercise      Realized      Exercisable    Unexercisable    Exercisable    Unexercisable
------------------        ---------      --------      -------------  ---------------  -------------  ---------------
T. Morris Hackney            -0-           N/A             50,000              -0-        $22,500             $-0-

Frederick F. Sommer          -0-           N/A            100,000           16,500            -0-              -0-

R. Conner Warren             -0-           N/A             50,000           10,000         62,500              -0-

Timothy L. Roberts           -0-           N/A             40,000            8,500            -0-              -0-

Virgil C. Reid            18,190        $222,828            -0-              7,500            -0-              -0-

John W. Lawson               -0-           N/A              -0-             25,000            -0-              -0-


(1) Based on $9.25 per share, the average of high and low prices reported by NASDAQ on September 25, 1998, the last business day of fiscal 1998.

COMPENSATION OF DIRECTORS

     Standard Arrangements. The Company's outside directors receive an annual retainer of $7,000 and receive $2,000 for each Board of Directors meeting attended, in addition to reimbursement of travel and other expenses related to their duties. Each director who is a member of a committee receives $1,000 for each committee meeting attended, unless the committee meeting occurs in conjunction with a Board of Directors meeting, in which case no additional compensation is paid. Directors who are also employees of the Company are not compensated for meetings they attend.

     Upon initial appointment or election to the Board of Directors, non-employee directors are eligible to receive a one-time grant of options for the purchase of 10,000 shares of Common Stock of the Company under the Company's Non-Qualified Stock Option Plan for Non-Employee Directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     Immediately prior to the Company's initial public offering in 1994, the Company entered into employment agreements with T. Morris Hackney and R. Conner Warren pursuant to which Mr. Hackney served as Chairman and Chief Executive Officer, and Mr. Warren serves as Executive Vice President. The agreements provided for an initial term of three years commencing on July 1, 1994, with automatic successive one year extensions at the end of each anniversary of the date of the contract unless either the Company or the executive elects, on 180 days' notice, for the agreement not to be so extended. Mr. Hackney notified the Company during fiscal 1997 of his election not to extend his employment agreement. In December 1998, Mr. Warren notified the Company of his election not to extend his employment agreement. Mr. Warren's base annual salary rate under the contract for fiscal 1998 was $194,000 per year. The base salary may be raised periodically at the discretion of the Compensation Committee. Mr. Warren is also entitled to cash bonuses pursuant to the Company's management bonus plan. See "Report on Executive Compensation" below. In the event employment is terminated by the executive because of a material breach by the Company, or by the Company, without cause, including in connection with a change in control of the Company, the executive will be entitled to receive his current compensation for the remainder of the agreement.

     Effective December 1, 1998, the Company entered into change of control severance agreements (the "Agreements") with Messrs. Sommer, Roberts, Reid and Lawson, as well as four other senior officers who are not among the named executives. The Board intends for the Agreements, which are similar, to reinforce and encourage the continued attention and dedication of members of senior management to their duties without distraction arising from the possibility of a change in control of the Company, and therefore to maintain the executives' focus on business performance and strategy execution.

     The Agreements are effective for a term of three years, and will be automatically extended for one year at the end of each year thereafter unless terminated by either party. However, the term of the Agreements will not expire prior to the expiration of two years following a "Change in Control" (as described below). If the employment of the officer is involuntarily terminated, or in certain instances constructively terminated, within 24 months following a Change in Control by the Company or the officer other than for Cause, Disability, Retirement (as each of those terms is defined in the Agreements) or death, the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times (and in Mr. Sommer's case, 2.99 times) his annual base salary at the highest rate in effect during the previous twelve months, plus the average annual bonus received by him during the preceding three years, subject to certain adjustments, and (c) continuation of life insurance, medical, health and accident, and disability benefits for up to two years (three years for Mr. Sommer).

     Additionally, in the event of a Change in Control, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the officer will receive a lump sum cash payment of the entire balance of his account under the Company's Nonqualified Deferred Compensation Plan. Each Agreement also provides that the Company will pay all legal fees and related expenses incurred by the officer in connection with any dispute arising under or relating to the Agreement or any action or proceeding to enforce his rights under the Agreement.

     Assuming a Change in Control had occurred on December 1, 1998 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements would have been $2,456,451, $720,200, $626,494, and $640,160 for Messrs. Sommer, Roberts, Reid and Lawson, respectively. In addition, in the event of such a Change in Control, Messrs. Sommer, Roberts, Reid and Lawson would be entitled to approximately $38,955, $73,612, $76,086, and $9,759 respectively, in accelerated benefits under other benefit plans and compensation arrangements.

     A "Change in Control" includes the occurrence of any of the following: (a) any person, entity or "group" (within the meaning of Rules 13d through 13d-6 of the Exchange Act) (other than any subsidiary or affiliate as of December 1, 1998 of the Company or any employee benefit plan of the Company) has acquired or agreed to acquire beneficial ownership of fifty percent or more of the voting and/or economic interest in the capital stock of the Company; (b) a majority of the board of directors of the Company shall consist at such time of individuals other than (i) members of the board of directors on December 1, 1998, and (ii) other members of the Board approved to become a director by a majority of such members referred to in clause (i) or by members so approved; or (c) the approval by the stockholders of the Company and completion of (i) a merger or consolidation of the Company, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Company is not the surviving or continuing corporation, (ii) a sale or disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of Dr. Crowe, Admiral Kelso and Mr. Richey, all of whom have served on the Committee since 1995. None of the members of the Committee members is, or has ever been, an employee of the Company or its subsidiaries.

     The Compensation Committee's duties as assigned by the Board include the following: review of the compensation of all salaried employees, approval or alteration of the Company's bonus plan, approval or alteration of the chief executive officer's compensation, and administration of the Company's Incentive Award Plan and the Employee Stock Purchase Plan.

     The Committee held one formal meeting during the 1998 fiscal year with a brief supplementary meeting to conclude business pending from the previous meeting, informally conferred on a number of occasions, and has taken action by unanimous written consent on several matters.

Compensation Policies

     The Company's compensation policy, both as a private company until 1994 and as a public company since then, has been and remains to maintain salary and benefit programs that allow Citation to hire, motivate, and retain managers and technical employees who are among the most highly-qualified in the foundry and forging industries. This policy applies not only at the corporate or executive level, but the division level as well.

     To carry out this policy, the Company attempts to pay base salaries that are competitive with those in Citation's industry and geographic areas, and to afford key employees the opportunity for performance-based incentive bonus payments. Citation's goal is for the combination of these two elements to result in total compensation that will be at the upper end of the competitive range for the industry and the respective geographic areas.

     At the request of the Committee, in fiscal 1996 the Company retained William M. Mercer, Inc. to review the highest compensated individuals at both corporate and division levels for the purpose of evaluating whether Citation was reasonably implementing its compensation policies. Mercer's findings reported to the Committee were that the Company's policy was appropriate, and that with a few individual variances, compensation was within the competitive range.

     In fiscal 1997, the Committee requested that Mercer update its compensation study to include any changes in key personnel since the initial study, as well as updated compensation information. In a May 1997 report to the Compensation Committee, Mercer indicated that Citation key personnel compensation was generally competitive with that of peer companies. Mercer recommendations were again considered by the Committee in its reviews during the early part of fiscal 1998.

     The Committee also reviewed and approved the fiscal 1998 bonus plan submitted by the chief executive officer, which was substantially similar to the plan for previous years.

Salaries and Annual Performance Bonuses

     The Committee directly reviews salaries for Mr. Hackney and Mr. Sommer, both of whom served as chief executive officer during fiscal 1998. Salaries for all other key employees of the Company, including the named executive officers other than Messrs. Hackney and Sommer, are set and reviewed annually by the managers to whom they report. In all instances, the review involves a subjective evaluation of individual performance and responsibilities in light of total cash compensation. Total compensation for all key employees, including the other named executive officers, was also reviewed by the Mercer studies of fiscal 1996 and 1997.

     As outlined in the discussion above of overall corporate compensation policies, a principal component of Citation Corporation's compensation program for key employees (including the chief executive officer and other named executive officers) at the corporate and division levels are the performance-based bonus programs.

     Corporate staff and group and corporate management participate in a management bonus pool equal to the aggregate of five percent of each division's earnings before taxes and corporate administrative charges. Group managers' participation in the bonus pool is limited to profitability of their respective groups; of the named executive officers, Messrs. Roberts, Reid and Lawson are in this category. Corporate staff and management bonuses are based upon overall corporate profitability; of the named executive officers, Messrs. Hackney, Sommer and Warren participate in this bonus pool group. The corporate staff bonuses are based upon each individual's compensation level. Bonus payments are made quarterly.

     At the division level, a bonus pool which is normally ten percent of the division's earnings before taxes and corporate administrative charges is divided among the general managers of each division and certain key employees of the division, who may differ by division. Distribution of division bonus payments, which are also paid quarterly, is determined by division general managers and group vice presidents with review and approval by the chief executive officer and chief financial officer. Participation in and makeup of incentive plan programs for other salaried employees, clerical and hourly workers vary by division.

Stock Options

     In fiscal 1997, Citation shareholders approved a provision increasing the number of shares available for award under the Company's Incentive Award Plan. While this Plan provides for restricted stock awards as well as incentive stock options, most awards under the Plan to date have been incentive stock options. Under the Plan the number of shares first available for grant in any fiscal year is 200,000, with any previously unused shares (either because not awarded in a previous year, or because previously-awarded options have lapsed without being exercised) being carried over to subsequent years.

     Stock option awards are made by the Compensation Committee based upon recommendations by the chief executive officer, chief financial officer, and executive vice president. As a general threshold, the Committee considers the award of stock options to be appropriate if the Company has increased its annual earnings from the previous year and/or if the market price of the Company's stock has increased from the prior year. Awards generally are made once a year, during the early part of the fiscal year and based on performance in the previous year. In fiscal 1998, stock option awards were made on the basis of fiscal 1997 performance that met both thresholds. From the total amount available for grant in the year, allocations of stock options are made to Citation employees based upon performance of the division (for division key employees), the group (for group management), and the Company as a whole (for senior management and corporate staff employees). Awards are then made based upon the Committee's and management's subjective evaluation of employees' general overall performance and upon their relative ranks within the Company.
No specific performance criteria are considered, and there is no fixed formula for differentiating among different levels of responsibility within the Company or for otherwise determining the number of options granted to an individual or to all employees in a particular group. The Committee and management have sought to maintain a flexible approach to long-term incentives provided by stock options, and in certain cases, where warranted because of individual performance or other appropriate circumstances, particularly hiring incentives, management may also recommend individual stock option awards.

     In fiscal 1998, the Compensation Committee also approved changes to its Incentive Stock Option program. The purpose of the changes, which were recommended by the Mercer studies, was to emphasize long term employment as well as incentives tied to performance. For newly-granted options, the term was lengthened from five years to ten years, and the vesting schedule changed from 100 percent after six months to 25 percent after one year and 25 percent annually on each of the next three grant date anniversaries.

     In fiscal 1998, incentive stock option awards for an aggregate of 202,000 shares were recommended by management and approved by the Compensation Committee based upon fiscal 1997 division and overall corporate performance for division, group and staff managers and executive officers, and options for 50,000 shares were granted as hiring incentives, for a total of 252,000 stock options granted in fiscal 1998. Of the named executive officers, Mr. Sommer was awarded options for 16,500 shares, Mr. Warren 10,000, Mr. Roberts 8,500, and Mr. Reid 7,500. In addition to these performance-based awards, stock options for 25,000 shares were awarded to Mr. Lawson, in connection with his employment by the Company in February, 1998 as Vice President, Automotive Group. All of the foregoing have the ten-year exercise period and four-year vesting schedule described above.

Compensation of the Chief Executive Officer

     During the fiscal year ended September 27, 1998, Mr. Hackney's base salary was $322,000. This is based on a salary rate determined by the Committee effective as of January 1, 1998, of $364,000, up from $208,000 in the prior fiscal year. This increase reflects the results reported to the Committee by Mercer from its fiscal 1996 and 1997 studies, which in both years ranked Citation's compensation for its chief executive officer as being below the median of chief executive officers of other manufacturing companies similar in size to Citation Corporation. Mr. Hackney's performance bonus for fiscal 1998, which is derived from the formula based upon overall Company earnings before taxes and corporate administrative charges described earlier in this report, was $427,951.

     At Mr. Hackney's recommendation, the Board of Directors named Mr. Sommer as the Company's chief executive officer near the end of fiscal 1998. At that time, Mr. Hackney (who continues as Chairman of the Board) voluntarily terminated his participation in the performance bonus program. Mr. Hackney also requested that no stock options be awarded to him during the fiscal year.

     Mr. Sommer succeeded to the position of chief executive officer in August 1998. For the full fiscal year, his salary was $253,000, and his performance bonus, derived from the same formula under which Mr. Hackney's bonus was calculated, was also $427,951. Based upon the Company's excellent financial performance during fiscal 1997, the Committee approved in early fiscal 1998 (prior to his appointment as chief executive officer) stock option awards for 16,500 shares to Mr. Sommer.

Conclusion

     The Committee believes that the combination of salary, performance bonus and longer term stock options, at the divisional, group and staff levels as well as for executive management, is consistent with the Company's ongoing effort to establish a healthy balance between short term and long term performance for the Company and its shareholders, and between compensation incentives that encourage those results.

     All members of the Compensation Committee concur in this report to the shareholders.

          A. Derrill Crowe
          Frank B. Kelso, II
          Van L. Richey


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Van L. Richey, a Director and nominee for Director, is a Director of SouthTrust Corporation. The Company maintains its primary credit facility with a group of lenders including SouthTrust Bank of Alabama, which is a subsidiary of SouthTrust Corporation. The maximum borrowing available under the credit facility in fiscal 1998 was $300 million and the largest amount owed by the Company under this credit facility during fiscal 1998 was approximately $233 million.

PERFORMANCE GRAPH

     The graph below sets forth Company's cumulative total stockholder return during the period from the Company's initial public offering through the fiscal year ended September 27, 1998, compared to the NASDAQ Stock Market - U.S. index and a peer group index presently composed of Intermet Corporation, Atchison Casting Corporation, Westcast Industries, Inc., Mascotech, Inc., and Wymann
Gordon Co.   The members of this peer group are to the Company's knowledge the only U.S. companies whose stock was publicly-traded during the period shown in the graph, and which have as a major component iron and/or steel casting or forging operations.

     Historical stock price performance is not necessarily indicative of future results.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
               AMONG CITATION CORPORATION, A PEER GROUP, AND THE
                       NASDAQ STOCK MARKET (U.S.) INDEX

                                                               Cumulative Total Return
                                                     ----------------------------------------------
                                          8/94       9/94      9/95      9/96       9/97       9/98
                                          ----       ----      ----      ----       ----       ----
Citation Corporation                     100.00     143.75    225.00    142.19     240.63     118.75

Peer Group                               100.00      87.20    113.99    154.11     213.92     151.20

NASDAQ Stock Market (U.S.)               100.00     105.70    146.02    173.23     237.79     243.06

* $100 Invested on 8/02/94 in stock or index - including reinvestment of dividends.
  Fiscal year ending September 30.

Total return calculations assume annual dividend reinvestment. Citation Corporation has never paid a cash dividend (other than S corporation dividends to then existing shareholders prior to the Company's initial public offering and change to C corporation status in fiscal 1994).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The information set forth in the following paragraph is based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year ended September 27, 1998, and Form 5 and amendments thereto furnished to the Company with respect to that fiscal year, if any, and written representations received by the Company.

     Of those persons who, at any time during the fiscal year ended September 27, 1998, were directors, executive officers, or beneficial owners of more than 10 percent of the Company's outstanding stock, none of such persons failed to file, on a timely basis, as disclosed in the above forms, reports required by
Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.


                                ITEM NUMBER 2:
                   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
                   AUTHORIZING AN ADDITIONAL 500,000 SHARES

     The Company has since 1995 maintained the Citation Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan"), pursuant to which Company employees may acquire shares of Citation common stock through payroll deductions. Management believes this Plan has served as a valuable incentive for employees of the Company and thus has been a significant contributing factor to the Company's accomplishments. No shares presently remain available for grant under the Stock Purchase Plan, and this proposal will, if adopted, authorize and reserve an additional 500,000 shares for issuance under the Plan.

SUMMARY OF AMENDMENT

     When originally adopted by the Company's shareholders in February 1995, this Plan authorized an aggregate of 250,000 shares. The proposed amendment would increase this to a total of 750,000 shares. Since adoption of the Stock Purchase Plan, all the original 250,000 shares had been purchased or subscribed for purchase by employees of the Company. In order to ensure the continued availability of shares of common stock for purchase under the Stock Purchase Plan, the Board of Directors adopted an amendment to the Stock Purchase Plan, which is subject to shareholder approval at this annual meeting, to increase the number of shares of common stock available by 500,000 shares.

DESCRIPTION OF THE STOCK PURCHASE PLAN

     The following is a summary of the essential features of the Stock Purchase Plan.

     The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code. The purchase price of a share of common stock must not be less than 85% of the fair market value of the stock on the date shares are offered.

     No employee may subscribe to purchase shares of stock under the Stock Purchase Plan if doing so would permit his rights to purchase shares under all stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

     The Stock Purchase Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     Eligibility for Participation. All active employees of the Company are eligible to participate in the Stock Purchase Plan except employees: (a) who have been employed by the Company for less than three months; (b) whose customary employment is less than 20 hours per week; and (c) whose customary employment is not more than five months in a year. In addition, no employee may be permitted to subscribe for shares if immediately after subscribing he would own shares (including those which may be purchased under outstanding subscriptions under the Stock Purchase Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. Currently, the only employee ineligible under this latter restriction is Mr. Hackney.

     As of September 27, 1998, the Company employed 6336 persons, of whom approximately 5,967 employees were eligible to enter the Stock Purchase Plan on that date.

     Stock Offerings. The Company grants its employees the opportunity to subscribe to purchase shares of common stock at a series of offerings occurring at six-month intervals. Offering periods are for 15 days. The total number of shares available under all offerings on a cumulative basis, assuming the adoption of the proposed amendment by the shareholders, will be 750,000, including the 250,000 already purchased since 1995, and the 17,310 shares conditionally subscribed as of September 30, 1998. To subscribe to purchase shares of stock offered under the Stock Purchase Plan, an employee must sign a subscription agreement specifying the number of shares he will purchase. The minimum number of shares for which an employee may subscribe during any offering period is 25, and the maximum is 250, subject to the maximum as provided in
Section 423(b)(8) of the Internal Revenue Code. An employee may subscribe to purchase stock in more than one offering period.

     Purchase of Stock. The purchase price of each share of common stock at each offering is 85% of the net purchase price which the Company pays to acquire shares it makes available for purchase under the Stock Purchase Plan. The Company acquires such shares from treasury shares or on the open market within two weeks after the offering date for the subscription period. The Company then notifies the subscribing employees in writing of the purchase price per share, as soon as possible after it has acquired such shares. Under no circumstances, however, is the purchase price less than 85% of the fair market value of the Stock as of the offering date for each offering. The offering date is the last business day of a respective offering period. If there is a stock split, stock dividend, reorganization, recapitalization or other change in the structure of the common stock of the Company, the Board of Directors may make any adjustments in the number, kind and purchase price of shares available under the Stock Purchase Plan which the Board deems appropriate to account for such an event.

     Payment for Stock. Each employee who subscribes to purchase stock during an offering period must sign an authorization for payroll deductions by the Company to pay the purchase price of the subscribed shares. Payment is made in equal regular installments, at least monthly, over a period of up to 12 calendar months commencing with the month following that in which the offering period expires. The amount of the installments and, correspondingly, the amount of the payroll deductions, is increased if an employee subscribes to purchase additional shares of stock in successive offering periods. An employee has the right to prepay, in whole or in part, the balance owed by him at any time. No interest is paid on any amounts withheld or paid in by an employee for the purchase of stock.

     Employees' Accounts. The Company maintains an account for each participating employee showing the number of shares for which the employee has subscribed and the number of shares allocated to his account. Each employee receives a statement of his account at least annually or more often as the Committee may determine.

     Limitations on Rights of Subscribing Employees. Employees do not have voting or other rights of shareholders with respect to any shares covered by subscription agreements until the date the full purchase price of all shares covered by such subscription agreement has been paid. At that time, the shares will be deemed to have been sold and the employee may request and receive from the Company a certificate for such shares. Alternatively, the Company will continue to hold the shares in his account for his benefit.

     No rights under the Stock Purchase Plan or any subscription agreement are transferable by an employee other than by will or by the laws of descent and distribution. Only the employee may exercise these rights during his lifetime.

     Withdrawal from Stock Purchase Plan. A participating employee may cancel his subscription to purchase shares at any time before full payment has been made for the shares by notifying the Company in writing. In that event, the Company will refund the monies withheld or paid in up to that date, without interest, and no shares will be issued. If an employee is 15 days late on the payment of an installment and has not made satisfactory arrangement for payment, then his subscription agreement will be automatically terminated and the monies previously paid will be refunded to him.

     Termination of Employment. Upon termination of employment for any reason, a participating employee may elect within 60 days after termination to pay the balance of the purchase price and receive the shares for which he has subscribed. In the event of termination by reason of death, the election may be made by the employee's personal representative. Failure to make the election will result in cancellation of the subscription and a refund of the balance paid in.

     Administration. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors, which is composed of independent members of the Board. The Committee has the authority to make such rules as the Committee deems advisable to carry out the terms of the Stock Purchase Plan. All actions and determinations of the Committee taken in connection with the Stock Purchase Plan are final and conclusive.

     Amendment or Termination of the Stock Purchase Plan. The Board of Directors may at any time amend or terminate the Stock Purchase Plan, so long as no employee's rights with respect to existing subscription agreements is adversely affected by the amendment. Further, no amendment may cause the Stock Purchase Plan to fail to meet the requirements of Section 423 of the Internal Revenue Code. Unless approved by the Company's shareholders, no amendment may increase the number of shares offered under the Stock Purchase Plan or otherwise increase the cost of the Plan to the Company, nor alter the allocation of benefits as between the named executive officers and other employees.

     Use of Funds. The funds withheld from participating employees' compensation and any amounts paid in by them are used to reimburse the Company, in part, for its costs of acquiring shares of common stock sold under the Stock Purchase Plan. The Company has in the past purchased most of the shares on the open market but may, at its option, use treasury shares for this purpose. In the latter event, the funds would constitute general funds of the Company.

     Material Tax Consequences. The Stock Purchase Plan qualifies as an "employee stock purchase plan" under Internal Revenue Code ' 423(b). The Stock Purchase Plan is not qualified under Section 401(a) of the Internal Revenue Code. Under current federal income tax law, there is no taxable event to a participating employee in an employee stock purchase plan when he either subscribes to purchase stock or completes payment of the purchase price, provided that the purchase is made during his continuous employment or within three months after he terminates employment. Rather, the employee will be taxed at the time he disposes of the stock or at his death. He will recognize income in the amount of the excess of the proceeds of sale or other disposition over the amount he paid for the shares at the time he completed payment of the purchase price.

     Additionally, an employee receives certain tax advantages if he does not dispose of his stock either: (a) within two years after the offering date, or
(b) within one year after he acquires the stock. If he disposes of the stock after the required holding period, he realizes ordinary income to the extent of the lesser of (1) the amount by which the fair market value of the stock at the offering date exceeded the offering price and (2) the amount by which the fair market value of the stock at the time of its disposition exceeded the price he paid. Any further gain at disposition is treated as short-term or long-term capital gain, depending on the length of time owned. If the sales price is less than the offering price, the employee has a capital loss for the difference.

     If an employee sells his stock before the expiration of the required holding period, he realizes ordinary income (compensation) to the extent of the difference between the offering price and the fair market value of the stock at the date he paid for the stock.

     If an employee dies while owning stock acquired under the Stock Purchase Plan at an offering price which was less than 100% of the fair market value of the stock at the offering date, compensation must be reported on his final income tax return. The reportable amount will be the lesser of (1) the amount by which the fair market value of the stock at the offering date exceeded the price he paid, or (2) the amount by which the fair market value of the stock at the time of his death exceeded the price he paid for the stock.

     When an employee must include compensation in his gross income because of his disposition of stock acquired under the Stock Purchase Plan, the amount of compensation is added to the basis of his stock. This rule does not apply in the case of an individual's death. In that instance, the basis of the stock to the estate or heir is the fair market value on the date of death (or on the alternate valuation date).

     The Company is not ordinarily entitled to a deduction with respect to the Stock Purchase Plan. Even though an employee must include compensation in his gross income for a qualifying disposition of stock or upon his death while owning such stock, no deduction is available. In the case of an early disposition of stock by an employee, however, the amount of income an employee must report as compensation qualifies as an employer business deduction in the year of early disposition.

     Securities Offered Under the Stock Purchase Plan. Common stock may either be purchased by the Stock Purchase Plan in the open market on behalf of Stock Purchase Plan participants, or treasury shares.

     Changes in Control. Upon the occurrence of a change in Control (generally defined as set forth on page 12 under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements"), a participant's subscription will be deemed to have been fully paid at such time.

     Conditional Subscriptions for Shares. Subscriptions from eligible employees during the September, 1998, offering period under the Plan exceeded, by 17,310 shares, the maximum 250,000 then authorized. In order to accommodate those employee subscriptions, the Board adopted this proposed amendment increasing the number of shares to 750,000 subject to shareholder approval. The excess subscriptions for 17,310 shares were therefore accepted conditionally subject to shareholder approval. If this proposed amendment is not adopted by the shareholders of the Company by September 25, 1999, those conditional subscriptions will be canceled and declared void.

     New Benefits Under the Plan. The allocation of shares made available under the Stock Purchase Plan to eligible employees is at the discretion and direction of participating employees, subject to Plan minimum and maximum amounts. Non-employee directors are not eligible to participate in the Plan. Executive officers other than those owning five percent or more of the Company's outstanding shares may participate if doing so would not cause their total subscriptions in a calendar year to equal or exceed $25,000.

     Recommendation. The Board believes that the Stock Purchase Plan has been a valuable incentive for the attraction, retention, and motivation of quality employees and therefore important to the Company's success. Accordingly, the Board believes it is necessary and desirable to increase the number of shares available for purchase under the Stock Purchase Plan and recommends a vote FOR Proposal number 2.


                                ITEM NUMBER 3:
                     RATIFICATION OF INDEPENDENT AUDITORS

     At the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending October 3, 1999, subject to ratification by the shareholders at the annual meeting. PricewaterhouseCoopers LLP or its predecessor served as the Company's independent auditors for the fiscal year ended September 27, 1998, and has performed this function for the Company since 1987. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they so desire and will be available to respond to questions of shareholders.

     The Board of Directors of the Company recommends a vote FOR Proposal number 3, the ratification of the appointment of PricewaterhouseCoopers LLP, as the Company's independent auditors for the 1999 fiscal year.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

                            SHAREHOLDERS' PROPOSALS

     Any proposal that a shareholder expects to present at the next annual meeting to be held in 2000 must be received at the Company's principal executive office shown on the first page of this Proxy Statement not later than September 9, 1999, in order to be included in the proxy material for the annual meeting in 2000. All proposals must be sent to the Company by Certified Mail, Return Receipt Requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

     THE ANNUAL REPORT OF THE COMPANY THAT ACCOMPANIES THIS PROXY STATEMENT CONTAINS CERTAIN OF THE INFORMATION CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE FORM 10-K REPORT WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO STANLEY B. ATKINS, SECRETARY, CITATION CORPORATION, NO. 2 OFFICE PARK CIRCLE, SUITE 204, BIRMINGHAM, ALABAMA 35223.

                                    By Order of the Board of Directors

                                    /s/ Stanley B. Atkins
                                    ------------------------------------------
                                    STANLEY B. ATKINS
                                    Vice President and Secretary

                                  APPENDIX 1


                            TO PROXY STATEMENT FOR


         THE ANNUAL SHAREHOLDERS MEETING TO BE HELD FEBRUARY 16, 1999


                             CITATION CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN


           AS AMENDED SUBJECT TO SHAREHOLDER APPROVAL AT THE MEETING

                             CITATION CORPORATION


                         EMPLOYEE STOCK PURCHASE PLAN


    As amended (subject to shareholder approval) through September 25, 1998


     Citation Corporation desires to provide its employees a program by which they can conveniently acquire shares of the Company's stock on favorable terms. Accordingly, Citation Corporation adopts this employee stock purchase plan effective January 15, 1995, as specified below.


1.  PURPOSE.


     The purpose of the Citation Corporation Employee Stock Purchase Plan is to provide eligible employees of Citation Corporation with the opportunity to acquire shares of common stock of the Company on a payroll deduction basis. The Company believes that employee participation in the ownership of the Company will be to the mutual benefit of both the employees and the Company. The Company intends to have the Plan qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Internal Revenue Code of 1986, and the Plan shall be administered and construed in a manner consistent with such provisions.


2.  DEFINITIONS.


     (a)  "Board" means the Board of Directors of Citation Corporation.


     (b)  "Code" means the Internal Revenue Code of 1986, as amended.


     (c) "Committee" means the Committee appointed to administer the Plan as provided in Section 3.


     (d) "Common Stock" or "Stock" means Citation Corporation common stock, par value $ $.01 per share.


     (e) "Company" means Citation Corporation, its subsidiaries and their successors and assigns.


     (f) "Plan" means the Citation Corporation Employee Stock Purchase Plan, as set forth herein.


3.  ADMINISTRATION OF THE PLAN.


     The Plan shall be administered by a Committee composed of three members to be selected from time to time by the Board. The Committee shall have full authority to make and interpret such equitable rules and regulations regarding administration of the plan as it may deem advisable, subject to the terms of the Plan. Its determination as to the interpretation and operation of the Plan shall be final and conclusive.

4.  EMPLOYEES ELIGIBLE TO PARTICIPATE.


     Any employee of the Company who is actively employed by the Company at the Subscription Date is eligible to subscribe for the purchase of shares of Stock under the Plan, except:


     (a) employees who have been employed by the Company less than three months;

     (b) employees whose customary employment is 20 hours or less per week; and

     (c) employees whose customary employment is for not more than five months in any calendar year.

5.  OFFERING PERIODS.


    The Company will make a series of offerings at six-month intervals granting its eligible employees the opportunity to subscribe to purchase shares of Stock. The first offering will be during the period from to March 1, 1995 to March 15, 1995, or as otherwise may be determined by the Committee. Each subsequent offering period shall be for a period of fifteen days. The last business day of each offering period shall be deemed the offering date for such period. In order to purchase shares of Stock offered hereunder, an eligible employee must sign a subscription agreement and any other related documents during the offering period.


6.  PURCHASE PRICE.


    The purchase price per share of Stock at each offering will be 85% of the net purchase price for shares of Common Stock as determined by the Company based on its cost of acquiring Stock for purchase by employees hereunder. The Company will acquire such shares as it will require to satisfy the subscriptions of the employees within a period of time ending not later than two weeks after the offering date for the subscription period. As soon as possible after it has acquired such shares, it will notify the subscribing employees in writing of its determination of the purchase price per share. Notwithstanding the foregoing, in no event will the purchase price be less than 85% of the fair market value of the Stock as of the offering date. The purchase price per share shall be subject to adjustment in accordance with the provisions of Section 17.


7.  STOCK.


    The shares to be sold to eligible employees pursuant to their subscriptions hereunder may, at the election of the Company, be either shares which the Company purchases on the open market for this purpose or treasury shares. The maximum number of shares which shall be made available for sale under the Plan shall be 750,000 shares, subject to adjustment as provided in Section 17. If the total number of shares subscribed for hereunder exceeds 750,000 as of any offering date, the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform and equitable manner as shall be practicable so that the aggregate number of shares subscribed for will not exceed 750,000.


8.  SUBSCRIPTION LIMITS.


    The minimum number of shares for which an employee will be permitted to subscribe at any one offering is 25 and the maximum number of shares is 250, subject to the limitation provided in Section 18.

9.  PAYROLL DEDUCTIONS.


    Concurrently with his execution of a subscription agreement, a subscribing employee shall authorize the Company to make payroll deductions to pay for the shares of Stock he has subscribed for. Payment of the purchase price of such shares shall be made in equal regular installments (not less often than monthly) withheld from the subscribing employee's regular pay during the period of 12 calendar months commencing with the month following that in which the offering period expires. If an employee subscribes for additional shares of Stock in successive offering periods, the amount of his payroll deductions shall be increased accordingly. An employee may prepay the amount due by him in whole or in part at any time.


10.  ACCOUNT; DELIVERY OF SHARES.


     The Company will maintain an account for each employee who purchases shares hereunder showing the number of shares each employee has subscribed to purchase and the number of shares allocated to each employee's account. At least annually (or more often if the Committee deems it appropriate) the Company shall furnish each subscribing employee a statement of his account. Shares of Stock covered by a subscription agreement shall be deemed to have been sold to the employee on the date on which the full purchase price of all shares covered by such agreement has been withheld or paid. After receiving the full purchase price of all such shares, the Company may continue to hold such shares in an employee's account for his benefit and convenience, provided that if an employee makes a written request for delivery of his shares, the Company shall promptly deliver a stock certificate or certificates for such shares to him.


11.  CANCELLATION OF PARTICIPATION IN THE PLAN.


     Each subscribing employee shall have the right to cancel his subscription agreement at any time prior to payment in full for the shares for which he has subscribed by giving the Company written notice thereof. In that event the Company will refund all money the employee has had withheld or has paid in with respect to the cancelled subscription. Such cancellation will have no effect on any shares of Stock purchased under a previous subscription agreement which are held in his account. Should any installment be due and unpaid for 15 days without satisfactory arrangement for the payment thereof being made within such 15-day period, the subscription agreement shall thereby be automatically terminated and the money previously paid shall be refunded to the employee.


12.  EMPLOYEES' RIGHTS AS SHAREHOLDERS.


     No subscribing employee shall have any rights as a shareholder of the Company until he has made full payment for the shares he has subscribed for. No subscribing employee will be entitled to any cash dividends declared by the Company unless the participant has made full payment for the shares he has subscribed for prior to the ex-dividend date of such declared dividends. Thereafter, he shall have full rights as a shareholder of the Company, but it shall not be necessary for the Company to make actual delivery of a stock certificate to him.


13.  INTEREST.


     No interest will be credited or paid by the Company on any money withheld or paid in hereunder by the participating employees under any circumstances.

14.  RIGHTS NOT TRANSFERABLE.


     No subscribing employee shall have the right to transfer or pledge his rights under the Plan or any subscription agreement entered into pursuant to the Plan other than by will or the laws of descent and distribution. Such rights are exercisable during his lifetime only by him.


15.  TERMINATION OF EMPLOYMENT.


     Upon termination of employment for any reason whatsoever, including, but not limited to, death or retirement, the subscribing employee, or his personal representative in the event of his death, may elect within 60 days after the happening of such event to pay the entire balance due and receive the shares subscribed for. The failure to make such election within such period will be treated as notice of cancellation and a refund will be paid to such employee or his estate as provided in paragraph 11.


16.  AMENDMENT OR DISCONTINUANCE OF THE PLAN.


     The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee's rights under existing subscription agreements are adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 17:


     (a) increase above 250,000 the total number of shares to be offered without approval of the shareholders of the Company; or


     (b) cause the Plan to fail to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code.


17.  ADJUSTMENT OF SUBSCRIPTIONS.


     In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the Common Stock of the Company, the Board may make such adjustments, if any, as it may deem appropriate in the number, kind, and the subscription price of shares available for purchase under the Plan, and in the minimum number of shares which an eligible employee is entitled to purchase.


18.  SHARE OWNERSHIP.


     Notwithstanding anything herein to the contrary:


     (a) No employee shall be permitted to subscribe for any shares under the Plan if such employee, immediately after such subscription, owns shares (including all shares which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of shares of the Company. For the foregoing purposes, the rules of Section 425(d) of the Code shall apply in determining share ownership.


     (b) No employee shall be allowed to subscribe for any shares under the Plan which permits his rights to purchase shares under all stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of such shares (determined at the time the subscription agreement is entered into) for each calendar year in which such right to subscribe is outstanding at any time.

19.  APPROVAL OF SHAREHOLDERS.


     The Plan shall be submitted for approval by the Shareholders of the Company at their next annual meeting. Subscriptions hereunder shall be subject to the condition that the Plan will be so approved. If the Plan is not so approved within the time required by Section 423(b)(2) of the Code, the Plan shall terminate, all subscriptions shall be cancelled, and all persons who shall have subscribed for shares hereunder shall be entitled to the prompt refund in cash of all sums withheld from or paid by them pursuant to the Plan and subscriptions hereunder.


20.  PRONOUNS; HEADINGS.


     Wherever any words are used in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Headings used herein are for general information only and do not constitute part of the Plan.



                      -----------------------------------

                                     PROXY

                             CITATION CORPORATION

          Proxy for Annual Meeting of Shareholders, February 16, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints T. Morris Hackney and R. Conner Warren and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of the common stock of Citation Corporation (the Company) the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on February 16, 1999, and at any adjournment thereof.

1. The election as directors of all nominees listed below (except as market to the contrary below):

             George N. Booth                 Frank B. Kelso, II
             A. Derrill Crowe                Van L. Richey
             William W. Featheringill        Frederick F. Sommer
             T. Morris Hackney               R. Conner Warren

        [ ]  FOR all nominees listed above   [ ]  VOTE WITHHELD
             (except as marked to the             to vote for all
             contrary)                            nominees listed above

        (INSTRUCTION: TO WITHHOLD YOUR AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE BELOW:)


        --------------------------------------------------------------------

2. An amendment to the Company's Employee Stock Plan authorizing an additional 500,000 shares.

        [ ] FOR                 [ ] AGAINST             [ ] ABSTAIN

3.      Ratification of the appointment of independent auditors.

        [ ] FOR                 [ ] AGAINST             [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR proposals 1, 2, and 3.

Dated                       , 19            Phone No.
     ----------------------     ---                   --------------------------


                                                      --------------------------
                                                      Signature of  Stockholder


                                                      --------------------------
                                                      Signature of Stockholder


Where stock is registered jointly in the names of two or more persons, ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please mark, sign, date, and return the proxy card promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.